Exhibit 10.12
CORNERSTONE LICENSE AGREEMENT
     This Agreement (the “Agreement”) is made and entered into effective as of the 31st day of August, 2006, by and between Pharmaceutical Innovations, LLC. (hereinafter referred to as “PI”) and Cornerstone Biopharma, Inc. (hereinafter referred to as “Cornerstone”).
RECITALS:
     A. PI is the owner of or otherwise controls certain proprietary PI Patents (as defined below) and PI Information (as defined below) relating to the Licensed Products (as defined below).
     B. PI desires to grant a license to Cornerstone under the foregoing PI Patents and/or PI Information with respect to the manufacturing, packaging, marketing, distribution and exploitation of various prescription day-night products.
     C. Cornerstone desires to secure from PI an exclusive license in the United States and a nonexclusive license in all other markets to manufacture, package, market, distribute and otherwise exploit these various day-night products on a worldwide basis, all in accordance with the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual promises and covenants as contained herein, the parties hereto, intending to be legally bound, agree as follows:
Definitions.
     1.01. “Agreement” shall mean this License Agreement.
     1.02. “Article” shall mean each numbered heading used in the Agreement, individually, and all Sections that are included under each such heading.
     10.3. “Calendar Quarter Year” shall mean either the first, second, third or fourth three-month period in any Calendar Year.
     1.04. “Calendar Year” shall mean each twelfth month period ending December 31.
     1.05. “Effective Date” is the date of this Agreement appearing in the preamble to this Agreement.
     1.06. “Exclusive Territory” shall mean the United States and Puerto Rico.
     1.07. Intentionally Omitted.

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     1.08. “PI Information” shall mean all technical and marketing information, data, know-how, new concepts and the like relating to Licensed Products in the possession of PI on the date of this Agreement, including processes and equipment for the production and use of Licensed Products and new PI information, data, know-how, new concepts and the like acquired or developed by or for PI after the Effective Date relating to Licensed Products.
     1.09. “PI Patents” shall mean U.S. Patent # 6,843,372 and all corresponding foreign patent applications and granted foreign patents, and all reissues, divisions, continuations, continuations-in-part, substitutes, extensions and replacements thereto.
     1.10. “Licensed Products” shall mean the following prescription day-night products which fall within the scope of one or more valid claims of any PI Patent: (i) a product (which may be known as AlleRx PE) consisting of 40 mg. phenylephrine/2.5 mg. methscopolamine nitrate, for daytime use and 10 mg. phenylephrine/8 mg. chlorpheniramine maleate/2.5 mg. methscopolamine nitrate for nighttime use; (ii) a product (which may be known as AlleRx HC) consisting of [***] and (iii) a product (which may be known as AlleRx CP) consisting of [***].
     1.11. “Minimum Royalty Payment” shall mean the minimum payment of royalties under Section 4.03 owed in any Calendar Year.
     1.12. “Net Sales” shall mean the gross invoice price of sales by Cornerstone or its sublicensees from the manufacture, use or sale of the Licensed Products, minus the sum of (i) freight and other transportation charges (to the extent included in the gross invoice price and charged to the customer as a separate charge), (ii) applicable excise, sale, use or value-added taxes and customs duties (to the extent included in the gross invoice price and charged to the customer as a separate charge), and (iii) credits for returned or defective products, rebates (including managed care rebates) not funded by third parties, chargebacks and trade discounts.
     1.13. “Nonexclusive Territory” shall mean all countries other than the United States.
     1.14. “Out-of-Pocket Expenses” of a party shall mean and include payments made by such party to unaffiliated persons, firms, corporations, and the like, and specifically excludes internal costs and expenses of such party’s own activities and operations, as conducted by its own employees and agents at its own facilities.
     1.15. “Section” shall mean each separately numbered paragraph of this Agreement, individually.
     1.16. “Seven Year Period” shall mean the seven (7) year period specified in Section 4.03(a).

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     1.17. “[***] Percent Royalty” shall mean the royalty specified in Section 4.02(a).
2. Disclosure to Cornerstone.
     2.01. As soon as reasonably convenient after the Effective Date (and in any event within thirty days), PI will submit to Cornerstone in writing the PI Information.
     2.02. In addition, throughout the life of this Agreement, PI will continue to disclose to Cornerstone on a prompt and regular basis all new PI Information.
3. Grant of License.
     3.01. Subject to the terms and conditions set forth in this Agreement, PI hereby grants an exclusive right and license (including the right to sublicense others) to use the PI Information to manufacture, package, market, distribute, use, sell and to otherwise exploit Licensed Products in the Exclusive Territory and a nonexclusive right and license (including the right-to-sublicense others) to use the PI Information to manufacture, package, market, distribute, use, sell and to otherwise exploit Licensed Products in the Nonexclusive Territory.
     3.02. Subject to the terms and conditions set forth in this Agreement, PI hereby grants an exclusive right and license (including the right to sublicense others) in and under the PI Patents to manufacture, package, market, distribute, use, sell and to otherwise exploit Licensed Products in the Exclusive Territory and a nonexclusive right and license (including the right to sublicense others) to use the PI Patents to manufacture, package, market, distribute, use, sell and to otherwise exploit the Licensed Products in the Nonexclusive Territory.
4. License Fees; Royalties.
     In full consideration for the rights and licenses herein granted to Cornerstone hereunder, Cornerstone agrees to pay to PI the following:
     4.01(a). A special royalty shall be payable at the rate of eight and one-half percent (8.5%) of the Net Sales of Licensed Products until the total royalty paid under this Section 4.01(a) equals Two Hundred Fifty Thousand Dollars ($250,000). This royalty shall be paid to PI in addition to the royalty under Section 4.01 (b) hereof. Cornerstone may, at any time, prepay all or any portion of this special royalty.
     4.01 (b) A royalty payment equal to the percentages of Net Sales of Licensed Products per Calendar Year according to the following schedule:
(i)	[***] percent ([***]%) of the Net Sales of Licensed Products during each Calendar Year up to and including $5,000,000 of Net Sales of Licensed Products; and

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

(ii)	[***] percent ([***]%) of the Net Sales of Licensed Products in excess of $5,000,000 during each Calendar Year.
     4.02(a) For a seven (7) year period of time (“Seven Year Period”) commencing on the earlier of (i) the date all of the PI Patents expire or (ii) the date all of the PI Patents are determined to be invalid by a court of competent jurisdiction or governmental authority (and such determination is no longer subject to appeal), Cornerstone shall pay PI for PI Information a royalty equal to [***] percent ([***]%) of the Net Sales of Licensed Products sold by Cornerstone or its sublicensees (“[***] Percent Royalty”). When the Seven Year Period has expired, no further [***] Percent Royalty payments shall be owed PI under this Agreement.
     4.02.(b) At the expiration of the PI Patents, Cornerstone shall have a fully vested right to continue producing and selling Licensed Products using the technology of U.S. Patent # 6,843,372 subject only to the obligation of Cornerstone to make [***] Percent Royalty payments to PI for the Seven Year Period specified in Section 4.03(a). Notwithstanding any provision herein to the contrary, Cornerstone shall be obligated to pay the Section 4.02 royalty on Net Sales of Licensed Products that is covered by any valid, applicable and pertinent, live issued patent of PI’s.
     4.03. Cornerstone shall pay to PI Minimum Royalty Payments equal to One Hundred Fifty Thousand Dollars ($150,000) per Calendar Year for each of the three Licensed Products (such Minimum Royalty Payment to be calculated separately for each Licensed Product) for the term of this Agreement beginning with Calendar Year 2007 and ending at the beginning of the Seven Year Period (such Minimum Royalty Payments to be pro rated for periods of less than twelve months.) The Minimum Royalty Payments mean that if for any Calendar Year commencing with Calendar Year 2007 the aggregate royalties payable to PI under Section 4.01(b) are less than $450,000 (or a lesser amount if pro ration applies) for the Licensed Products, Cornerstone shall, within 30 days after the end of each such Calendar Year, make-up the difference with supplemental payments to PI such that PI is paid a total of $450,000 per Calendar Year (or a lesser amount if pro ration applies). To clarify regarding pro ration, by way of example, if the PI Patents expire on August 31 in a particular Calendar Year, the Minimum Royalty Payment for the Licensed Products for that Calendar Year shall be 66.2/3% of $450,000 or $300,000.
     4.04. Cornerstone shall keep an accurate account of all Licensed Products sold under the scope of the license granted hereunder and shall render a statement in writing by Cornerstone or its sublicensees on which royalties are payable to PI in accordance with this Article. Within forty-five (45) days after the end of each Calendar Quarter Year during the term of this Agreement, Cornerstone shall report to PI in writing the amount of royalties due and payable in respect to sales of Licensed Products during the corresponding Calendar Quarter-Year. Payment of all such royalties thus shown to be due shall accompany such report. PI shall have the right, on reasonable prior notice during regular business hours, at its own expense and not more often than once in any Calendar Year, to have an independent certified public accountant audit the books of

[***]	Confidential portions of the exhibit have been omitted and filed separately with the Securities and Exchange Commission.

     Cornerstone to verify the royalty statements and royalties due pursuant to this Agreement. Cornerstone shall use good faith efforts to maintain an accurate account of royalties owed on the books of Cornerstone. PI shall maintain and shall cause its auditors to maintain all records and information provided by Cornerstone and its sublicensees in strictest confidence.
     4.05. Royalties accruing hereunder on Net Sales of Licensed Products shall, at Cornerstone’s option, be paid to PI either in United States currency or in the currency of the country of sale. All royalties converted into currency other than that of the United States shall be converted on the basis of the simple average of the exchange rates reported in the London Financial Times under the heading “World Value of the Pound” on the last business day of each month during the Calendar Quarter Year for which payment is being made. To the extent that Cornerstone elects to pay royalties on sales of Licensed Products invoiced in a currency other then United States currency, the royalties payable on such sales shall be expressed in the domestic currency of the sale together with the United States currency equivalent, calculated using the simple average of the exchange rates published in the London Financial Times guide as aforesaid.
     4.06. The provisions of Article 4.03 shall have no force or effect with respect to any period in which (a) operations of Cornerstone have been interrupted or sharply curtailed for reasons of the type specified in Article 12.14 including any interruption or curtailment of the sale of Licensed Products by any government or regulation, including but not limited to the FDA (to be determined on a product by product basis and adjusted accordingly), (b) the PI Patents are all determined to be invalid by a court of competent jurisdiction or governmental authority (and such determination is no longer subject to appeal) or (c) any issue with stability, validation or manufacturing legally prevents Cornerstone from being able to market and sell Licensed Product (to be determined on a product by product basis and adjusted accordingly). Notwithstanding any provision herein to the contrary, in the event that the commercialization of any Licensed Product is delayed, interrupted or sharply curtailed as a result of an action taken by the FDA, or any issue with stability, validation and manufacturing that would not allow such Licensed Product on the market and that extends for a period of one (1) year or more, PI shall have the option at any time thereafter (but only in the event such delay, interruption or curtailment is then continuing) to terminate this Agreement as to such Licensed Product.
     4.07. All payments to PI required in accordance with this Agreement shall be minus any taxes required to be deducted or withheld from such payments in accordance with the laws or regulations of the United States or any political sub-division thereof, provided that Cornerstone shall furnish PI with written receipts for any such taxes as are actually deducted or withheld.
5. Intentionally Omitted.
6. Term.
     6.01. Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall continue until the later of the expiration date of the last to expire patent in the PI Portfolio or the expiration date of the Seven Year Period specified in Section 4.02(a) (herein referred to as the “Term”). All rights and obligations of the parties, including any obligation of Cornerstone to make further payments to

PI hereunder shall cease upon such termination, except (i) to keep confidence obligations of Article 10 which shall survive such termination for 7 years following the date of termination and (ii) the license rights and grants to Cornerstone pursuant to Article 3 which shall survive and vest indefinitely.
     6.02. Notwithstanding any provision herein to the contrary: If the royalty payments to PI are in arrears for thirty (30) days after the due date (or such longer period, if any, as PI may agree to in its discretion), or if either party defaults in performing any of the other provisions of this Agreement and such default continues for a period of thirty (30) days following written notice thereof, or if either party is adjudicated a bankrupt or becomes insolvent, or enters into a composition with creditors, or if a receiver is appointed for it, then the non-breaching party shall thereafter have the right to terminate this Agreement upon giving written notice to the breaching party and all rights and licenses granted to Cornerstone hereunder shall, at the non-breaching party’s option, terminate without prejudice to the non-breaching party’s rights under this Agreement, including, if Cornerstone is the breaching party, PI’s right to collect monies due or to become due under this Agreement.
7. Promotional, Distribution and Maintenance Covenants. Cornerstone shall use commercially reasonable diligent efforts to promote the sale and distribution of the Licensed Products in the Exclusive Territory. PI shall maintain the patents in PI’s Patent Portfolio enforceable by making timely payment of all appropriate patent office maintenance fees.
8. Patent Marking. During the time that the indicated patents remains in force, Cornerstone shall mark all Licensed Products sold in the United States with the following legend or its substantial equivalent:
LICENSED UNDER
U.S. Patent #6,843,372
9. Patents, Trademarks, Licensed Know-How, Confidentiality and Competition.
     9.01. Infringement by Third Parties.
          (a) Nothing in this Agreement shall be construed as a warranty that any PI patent is valid and enforceable or that its exercise does not infringe any patent rights of any third party. PI has no knowledge and is unaware of any fact which would adversely affect the validity of any patent or which could give rise to a claim of third party patent infringement relating to the sale or use of the Licensed Products.
          (b) If either Cornerstone or PI becomes aware of an infringement of any relevant patent, or any unfair or illegal competition by others relating to the Licensed Products, it shall give prompt written notice thereof to the other party. In the event PI deems it necessary after consulting with Cornerstone to bring an action against a third party for patent infringement of the rights to PI technology granted Cornerstone under this Agreement, PI shall have the first option to prosecute such an infringement action and choose its own counsel. PI shall bear the entire cost of such litigation.

          (c) PI shall pay all costs and expenses, including attorneys’ fees, for any action prosecuted by PI pursuant to Section 9.01(b).
          (d) If PI, recovers any damages as a result of an infringement proceeding prosecuted by PI pursuant to Section 9.01(b), such amounts shall be retained by PI, except that any portion of the damages attributable to damages suffered by Cornerstone (if any) shall be distributed to Cornerstone.
          (e) If PI elects not to prosecute an action pursuant to Section 9.01(b), which written election shall be made within ninety (90) days after notification of an actionable infringement by a third party, Cornerstone may do so at its sole option and expense and shall have full, sole control over such action. Unless otherwise agreed upon by the parties, if Cornerstone is successful in its action, and Cornerstone recovers any damages as a result of such an infringement proceeding, such amounts shall be retained by Cornerstone, except that any portion of the damages attributable to damages suffered by PI (if any) shall be distributed to PI.
          (f) PI and Cornerstone agree to cooperate with each other in any proceeding under this Section 9.01, and each agrees to participate as a party as necessary to any proceeding initiated under this Section 9.01.
     9.02 Actions for Infringement by Third Parties. Each party shall indemnify and hold the other harmless from and against any and all claims, judgments, liabilities and damages arising out of any claim that the technology of the other party infringes any patent, trade secret, or other intellectual property right of a third party. In the event any such claim is made, the party to be indemnified (the “Indemnitee”) shall immediately notify the indemnifying party (the “Indemnitor”). The Indemnitor shall have the right to control the defense of such claim with counsel of its choice and shall bear all cost and expense of such defense. The Indemnitee shall allow the Indemnitor to control the defense of such claims, shall cooperate as reasonably necessary in the defense of any such claim at the expense of the Indemnitor, and may participate in the defense with counsel of its choice at Indemnitee’s cost. To the extent a claim is based on infringement by the technology of both parties, each party shall bear the cost and expense of its own defense, and shall indemnify, reimburse, and hold the other harmless to the extent that it is determined that such infringement is attributable to such party and its technology.
10. Confidence.
     10.01. Subject to the terms and provisions of this Agreement, the parties hereby agree to maintain in confidence the confidential information of the other party. To this end, neither party will disclose confidential information of the other party to third parties, except for sublicensees, contractors, consultants, and advisors to the receiving party, who have first agreed in writing to maintain the information of the disclosing party confidential. Notwithstanding the foregoing or Section 10.02, Cornerstone shall have the right to disclose information licensed hereunder to regulatory authorities as it deems necessary or appropriate to meet its obligations under Section 7.
     10.02. For the purpose of this provision, it is agreed that the information disclosed by the parties to the other party pursuant to Confidential Disclosure Agreement entered into by and between the parties dated on the Effective Date, a copy of which is attached hereto as Exhibit A, remains in full force and effect and shall continue in full force and effect during the Term of this Agreement.
11. Representation and Warranties.
     11.01. PI represents and warrants that it has the unqualified right and ability to disclose the PI Information to Cornerstone hereunder and to make the license grants to Cornerstone set forth herein.
     11.02. PI represents and warrants that it has no prior commitment of any kind which would interfere with or prevent its providing Cornerstone with the PI Information hereunder or otherwise from fully and faithfully performing its obligations to Cornerstone pursuant to this Agreement.
     11.03. PI represents and warrants that the PI Patents have been maintained.
     11.04. PI represents and warrants that no challenges of any type have been made to the PI Patents in the U.S. by any third party.
     11.05. PI represents and warrants that there are no encumbrances upon the PI Patents.
12. Miscellaneous.
     12.01. Amendment. This Agreement may be amended by the parties. No amendment will be effective unless in writing, and signed by both of the parties.
     12.02. Arbitration.
          (a) The parties will attempt through good faith negotiation to resolve their disputes. The term “disputes” includes, without limitation, any disagreements between the parties concerning the existence, formation, interpretation and implementation of this Agreement. If the parties are unable to resolve their disputes by negotiation, either party may provide written notice that it intends to commence arbitration within 30 days of the date of the written notice if the dispute is unable to be resolved by the parties. The notice will state the dispute with particularity. If at the end of the 30 day period the dispute remains unresolved, either party may commence arbitration by sending a written notice of arbitration to the other party. The notice will state the dispute with particularity.
          (b) There shall be one arbitrator. If the parties fail to select a mutually acceptable arbitrator within ten (10) days after the notice of arbitration, a single arbitrator located in the State of Maryland shall be appointed as soon as possible on the request of either party by the American Arbitration Association or a similar body agreed upon by the parties. The fee payable to the arbitrator shall be based upon the then current fee schedule of the American Arbitration Association (or the other body selected by the parties) and shall be advanced one half by each party, upon the written request of the arbitrator or the American Arbitration Association (or the other body selected by the parties).

          (c) The parties shall have reasonable rights of discovery.
          (d) Except as set forth in this Section, the arbitrator shall conduct the arbitration according to the Commercial Arbitration Rules of the American Arbitration Association Arbitration (or the other body selected by the parties) shall take place in the State of Maryland unless the parties otherwise agree. The arbitrator shall base the decision on the express language of this Agreement. Within ten (10) days after the arbitrator is appointed, or as soon thereafter as shall be reasonably practicable, the arbitrator will conduct a hearing on the dispute. Each party may make written submissions to the arbitrator, and each party shall have a reasonable opportunity for rebuttal, but no longer than ten (10) days. As soon as reasonably practicable, but not later than ten (10) days after the hearing is completed, the arbitrator shall arrive at a final decision, which shall be reduced to writing, signed by the arbitrator and mailed to each party and its legal counsel.
          (e) All decisions of the arbitrator shall be final, and binding on all parties, and (except as provided below) shall constitute the only method of resolving disputes. Judgment may be entered upon the decision in accordance with applicable law in any court having jurisdiction.
          (f) This arbitration section and all decisions of the arbitrator shall be specifically enforceable in a court of law, or in the arbitral tribunal.
     12.03 Assignability. Except for assignment to affiliates and successors-in-interest of the company, neither this Agreement nor any interest therein may be assigned, in whole or in part, by a party without the prior written consent of the other party, not to be unreasonably withheld or delayed. In the event of an assignment hereunder, the assignor shall remain liable for the obligations hereunder.
     12.04 Attorneys’ Fees. If either party institutes litigation or arbitration to interpret or enforce this Agreement, or to recover damages for breach of this Agreement, the prevailing party shall be entitled to recover costs of suit or arbitration, and to recover reasonable attorney fees. A party can be the prevailing party even if the proceedings are not brought to a final judgment or award.
     12.05 Authority. Any individual signing this Agreement on behalf of an entity hereby represents and warrants in his/her individual capacity that he/she has full authority to do so on behalf of that entity.
     12.06 Captions. The titles and captions are included only as a matter of convenience. They shall not affect the interpretation of any provision.
     12.07 Consents and Approvals. A party shall not unreasonably withhold a consent provided for in this Agreement, unless the Agreement specially permits otherwise. Consents shall be effected only by written notice.
     12.08 Construction of Agreement. Both parties and their counsels have participated fully in the preparation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

     12.09 Corporate Assets. If an entity party breaches this Agreement, the non-breaching party agrees to look solely to the assets of the breaching entity in satisfaction of any damages incurred or judgment obtained as a result of the breach. The non-breaching party waives any claim it has against the breaching entity to pierce the entity veil, or to otherwise disregard the entity. The shareholders, members, officers, managers, directors, employees, attorneys, agents or affiliates of the breaching party shall not be liable under or with respect to this Agreement.
     12.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but taken together shall constitute one instrument.
     12.11 Cumulative Remedies. The various rights, options, elections, powers, and remedies under this Agreement, or granted by law (collectively, “Remedies”), shall be construed as cumulative. No single Remedy is exclusive of any of the other Remedies.
     12.12 Effective Date. This Agreement shall be effective only when signed by both parties.
     12.13 Expenses. Except as may be specifically provided for in this Agreement, both parties shall bear their own expenses incurred in connection with this Agreement and the transactions contemplated in it including, but not limited to, legal and accounting fees.
     12.14 Force Majeure. Neither party will be liable or in default for any delay or failure in performance under this Agreement, or for any other interruption of service resulting directly or indirectly from Acts of God, civil authority, including government regulation as indicated in Section 4.06, or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or similar or dissimilar causes beyond the reasonable control of either party.
     12.15 Further Assurances. Each party will do such further acts, including executing and delivering additional agreements or instruments as the other may reasonably require, to consummate, evidence or confirm the agreements contained in this Agreement.
     12.16 Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Maryland applicable to agreements made and to be performed wholly within the State of Maryland.
     12.17 Incorporation of Exhibits and Recitals. All exhibits and recitals referred to in this Agreement are an integral part of this Agreement. They are incorporated in this Agreement by this reference as though at this point set forth in full.
     12.18 Integration. The making, execution and delivery of this Agreement by the parties has not been induced by any representations, statements, warranties or agreements other than those expressed in this Agreement. This Agreement embodies the entire understanding of the parties as to the License Agreement. Except for a Confidential Disclosure Agreement between the parties dated on the Effective Date, there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement.

     12.19 Judicial Remedies. The parties reserve the right to seek a judicial temporary restraining order, preliminary injunction, or other similar short term equitable relief prior to the appointment of the arbitrator. The arbitral tribunal will have the right to make a final determination of the parties’ rights, including whether to make permanent, modify or dissolve the judicial order.
     12.20 No Third Party Rights. The parties do not intend the benefits of this Agreement to inure to any person or entity not a party to this Agreement.
     12.21 Notices.
          (a) Written notices. All notices, demands or requests (“Notices”) which are required or permitted to be given pursuant to this Agreement shall be in writing. Notices shall be delivered personally, by commercial carrier or by registered or certified mail, postage prepaid, addressed to a party as stated below.
PI’s address for notices:
3301 New Mexico Avenue, N.W., Suite # 302
Washington, D.C. 20016
Facsimile No.: 301-983-0510
Attn: Allan M. Weinstein, M.D.
Cornerstone’s address for notices:
Craig Collard
President and CEO
Cornerstone Biopharma, Inc.
2000 Regency Parkway,
Suite 255
Cary, North Carolina 27511
Facsimile No.: 919-678-6599
          (b) Notice given personally or by commercial carrier is effective upon delivery. Notice given by United States mail is effective the third (3rd) United States Post Office delivery day after the date of mailing.
          (c) Change of address. Either party may change his/her/its address for Notices by Notice given pursuant to this Section.
     12.22 Partial Invalidity. If any provision of this Agreement is found to be invalid or unenforceable by any court or arbitral tribunal, only that provision will be ineffective, unless its invalidity or unenforceability will defeat an essential business purpose of this Agreement.
     12.23 Successors and Assigns. This Agreement and the rights and obligations of the parties shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     12.24 Survival. Except as otherwise expressly provided in this Agreement, all covenants, representations and warranties, express or implied, shall survive the execution of this Agreement.
     12.25 Time of the Essence. Time is of the essence throughout the term of this Agreement for every provision in which time is an element. No extension of time for performance of any act shall be deemed an extension of time for the performance of any other acts.
     12.26 Waiver of Right. No waiver of or failure by either party to enforce a provision, covenant, condition or right under this Agreement (collectively, “Right”) shall be construed as a subsequent waiver of the same Right, or a, waiver of any other Right. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.
     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

Witness/Attest:	Cornerstone Biopharma, Inc.

	By:	/s/ Craig Collard

Craig Collard
President and CEO

Witness/Attest:	Pharmaceutical Innovations, LLC

Porter Fleming	By:	/s/ Allan M. Weinstein

Allan M. Weinstein, M.D. President

Exhibit A
Confidential Disclosure Agreement
Between PI and Cornerstone

CONFIDENTIAL DISCLOSURE AGREEMENT
     This Confidential Disclosure Agreement (the “Agreement”) is made and entered into as of the 31st day of August, 2006 (the “Effective Date”), by and between Pharmaceutical Innovations, LLC, 3301 New Mexico Avenue, N.W., Suite #302, Washington, D.C. 20016 (“PI”) and Cornerstone Biopharma, Inc., 2000 Regency Parkway, Suite 255, Cary, North Carolina 27511 (“Cornerstone”).
RECITALS:
     A. Each party to this Agreement possesses certain Confidential Information (as hereinafter defined) which it is willing to disclose to the other party for the purposes set forth herein and subject to the terms and conditions set forth herein; and
     B. Each party to this Agreement is willing to receive the other party’s Confidential Information subject to the terms and conditions set forth herein.
     NOW, THEREFORE, for and in consideration of the premises and the mutual promises and benefits set forth herein, the parties hereto hereby agree as follows:
1. Definition of Confidential Information
     (a) As used herein, the term “Cornerstone Confidential Information” shall mean any and all information that is disclosed on or after the Effective Date in accordance with Section 1(d) below by Cornerstone or any of its Affiliates (as defined herein) to PI, including, but not limited to, technical, developmental, marketing, packaging, sales, operating, performance, cost, know-how, business information, computer programming techniques, and all record bearing media containing or disclosing such information and techniques.
     (b) As used herein, the term “PI Confidential Information” shall mean any and all information that is disclosed on or after the Effective Date in accordance with Section 1(d) below by PI to Cornerstone or any of its Affiliates, including, but not limited to, technical, developmental, marketing, packaging, sales, operating, performance, cost, know-how, business information, computer programming techniques, and all record bearing media containing or disclosing such information and techniques.
     (c) Cornerstone Confidential Information and PI Confidential Information are sometimes hereinafter collectively referred to as the “Confidential Information”.
     (d) All Confidential Information shall be disclosed by the disclosing party in writing or in any other tangible medium and designated as confidential at the time of disclosure or, if disclosed orally, shall be identified by the disclosing party as confidential at the time of disclosure and thereafter summarized in writing or reduced to another tangible medium, designated as confidential, and submitted to the recipient within thirty (30) days of such disclosure.
     (e) Confidential Information shall not include any portion of the Confidential Information of the other party hereto which:

(i)	at the time of disclosure hereunder is generally available to the public;

(ii)	after the time of disclosure hereunder becomes generally available to the public, except through breach of this Agreement by the recipient;

(iii)	the recipient can demonstrate, by reference to its written records, was in its possession prior to the time of disclosure by the disclosing party hereunder, and was not acquired directly or indirectly from the disclosing party or its Affiliates;

(iv)	becomes available to the recipient from a third party which is not legally prohibited from disclosing such Confidential Information, provided such Confidential Information was not acquired directly or indirectly from the disclosing party or its Affiliates; or

(v)	the recipient can demonstrate, by reference to its written records, was developed by or for the recipient independently of the disclosure of Confidential Information by the disclosing part or its Affiliates.
     (f) The proposed recipient of Confidential Information under this Agreement shall have the right to refuse acceptance of any information under this Agreement and nothing herein shall obligate the disclosing party to disclose to the recipient any particular information.
     (g) Notwithstanding any provision herein to the contrary, the recipient of Confidential Information agrees not to challenge any patent which relates to the Confidential Information or act in contradiction to the validity of any such patent.
2. Purpose of Disclosure. The Confidential Information is being disclosed between the parties hereto for the purpose of enabling the parties to determine the feasibility of entering into a mutually attractive business arrangement. The parties shall have no obligation to enter into any further agreement with each other except as the parties, in their sole judgment, may deem advisable.
3. Maintenance of Confidentiality; Non-use Obligations.
     (a) The Confidential Information shall be kept strictly confidential by the recipient and, except as otherwise permitted herein, shall not be disclosed to any third party by the recipient in any manner whatsoever, in whole or in part, without first obtaining the disclosing party’s prior written consent to such disclosure. The standard of care required of the recipient in protecting the confidentiality of the disclosing party’s Confidential Information shall be the same standard of care that the recipient uses in protecting its own confidential information of a similar nature, but in no event shall the recipient use less than a reasonable standard of care. The recipient may disclose the disclosing party’s Confidential Information only to the recipient’s employees or consultants on a need-to-know basis, provided that the recipient will have executed or shall execute appropriate written agreements with its employees and applicable consultants sufficient to enable the recipient to comply with all the provisions of this Agreement.

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     (b) The Confidential Information shall be used by the recipient only for the purposes set forth herein and shall not be utilized by the recipient for any pecuniary benefit, to interfere in any manner with the disclosing party’s business relationships or for any purposes whatsoever except as permitted herein, without first obtaining the disclosing party’s prior written consent to such utilization or without first entering into a separate written agreement duly executed by authorized representatives of the parties hereto.
4. Notification of Mandatory Disclosure.
     (a) In the event that either party hereto is required by applicable statute or regulation or by judicial or administrative process to disclose any part of the Confidential Information which is disclosed to it hereunder, the recipient shall (i) promptly notify the disclosing party of each such requirement and identify the documents so required thereby, so that the disclosing party may seek an appropriate protective order or other remedy and/or waive compliance by the recipient with the provisions of this Agreement and (ii) consult with the disclosing party on the advisability of taking legally available steps to resist or narrow the scope of such requirement.
     (b) If, in the absence of such a protective order or such a waiver by the disclosing party of the provisions of this Agreement, the recipient is nonetheless required by mandatory applicable law to disclose any part of the Confidential Information which is disclosed to it hereunder, the recipient may disclose such Confidential Information without liability under this Agreement, except that the recipient shall furnish only that portion of the Confidential Information which it is legally required to disclose.
5. Term of Obligations. This Agreement may be terminated with respect to further disclosures upon written notice by either party to the other party. Otherwise, this Agreement shall terminate five (5) years after the Effective Date. Notwithstanding the foregoing, the rights and obligations of the parties accruing prior to termination shall in all events survive the termination of this Agreement.
6. Ownership; No Licenses. All Cornerstone Confidential Information is and shall remain the property of Cornerstone. All PI Confidential Information is and shall remain the property of PI. Neither this Agreement nor any disclosure hereunder shall be deemed, by implication, estoppel or otherwise, to vest in the recipient any license or other ownership rights to or under any inventions patents, know-how, trade secrets, trademarks or copyrights owned or controlled by the disclosing party. The parties agree that no warranties of any kind are given with respect to such Confidential Information, as well as any use thereof, except as otherwise agreed to in writing.
7. Return of Confidential Information. At any time upon the request of the disclosing party, the recipient shall promptly return to the disclosing party the disclosing party’s Confidential Information, including all copies thereof. At the disclosing party’s written request, the Confidential Information that is otherwise required to be returned to such disclosing party shall be destroyed and such destruction shall be certified in writing to the disclosing party by an authorized representative of the recipient. Notwithstanding the foregoing, the recipient may retain a single archival copy of the disclosing party’s Confidential Information solely for the purpose of establishing the extent of disclosure of Confidential Information by the disclosing

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party hereunder. The return and/or destruction of such Confidential Information as provided above shall not relieve the recipient of its other obligations under this Agreement.
8. Affiliates. Notwithstanding the obligations set forth herein regarding confidentiality and use of Confidential Information, either party hereto may disclose (a) any of its Confidential Information directly to Affiliates of the other party hereto or (b) any Confidential Information which is disclosed to it hereunder to any of its Affiliates, in each case provided that such Affiliate has agreed to be bound by the terms hereof. In the event of such disclosure, the terms “Cornerstone” and/or “PI,” as applicable shall include any such Affiliate to which (i) the disclosing party has disclosed its Confidential Information directly or (ii) such party has disclosed the disclosing party’s Confidential Information. For purposes of this Agreement, the term “Affiliate” shall mean any corporation or non-corporate entity which controls, is controlled by or is under common control with a party hereto. A corporation or non-corporate entity, as applicable, shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (x) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (y) in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.
9. No Other Obligation. This Agreement shall not be construed to create any obligation on the part of either party hereto or their respective Affiliates to retain the other party’s services or to compensate the other party in any manner, except as may be set forth by a separate written agreement duly executed by authorized representatives of the parties hereto.
10. Notices. All notices or other communications required or permitted to be made or given hereunder shall be deemed so made or given when hand-delivered or sent in writing by registered or certified mail, postage prepaid and return-receipt requested, or by a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid, and properly addressed to such other party as set forth above or at such other address as may be specified by either party hereto by written notice similarly sent or delivered. Notices or other communications directed to Cornerstone shall be sent to the attention of Craig Collard, President and CEO. Notices or other communications directed to PI shall be sent to the attention of Allan M. Weinstein, M.D., President and CEO.
11. Indemnification; Remedies for Breach.
     (a) The recipient shall indemnify the disclosing party and hold the disclosing party harmless from and against any and all loss, cost, damage, injury or expense (including court costs and reasonably attorneys fees) which the disclosing party or any of its agents, successors or assigns may incur as a result of a breach of this Agreement by the recipient (and its directors, officers, employees, consultants, agents or representatives).
     (b) Both parties hereto agree that should this Agreement be breached, money damages would be inadequate to remedy any such breach. As a result, the non-breaching party shall be entitled to seek, and a court of competent jurisdiction may grant, specific performance and injunctive or other equitable relief as a remedy for any breach of this Agreement. Such

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remedy shall be in addition to all other remedies, including money damages, available to a non-breaching party at law or in equity.
12. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, permitted assigns, subsidiaries and Affiliates. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent may be withheld at such party’s sole discretion, and any purported assignment without such consent shall be void.
13. Severability. If any provision of this Agreement or the application thereof to either party hereto or circumstance is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect any other provision hereof. This Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the provisions hereof to the fullest extent permitted by law.
14. Entire Agreement; Amendments; Waiver. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter contained herein and supersedes all prior written or oral communications, negotiations, understandings or agreements of any kind with respect to such subject matter. No amendment or modification of this Agreement shall be effective unless made or agreed to in writing by authorized representatives of both parties hereto. Failure by either party hereto to enforce any rights under this Agreement shall not be construed as a waiver of such rights nor shall a waiver by either party hereto in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
15. Governing Law; Headings; Counterparts. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to principles of conflicts of laws applicable in such jurisdiction. Any dispute under this Agreement shall be decided in the federal or state courts in the State of Maryland. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation. This Agreement and any amendment hereto may be executed in counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date by their duly authorized representatives.

Pharmaceutical Innovations, LLC		Cornerstone Biopharma, Inc

By:	/s/ Allan M. Weinstein	By;	/s/ Craig Collard

	Allan M. Weinstein, M.D.		Craig Collard
	President and CEO		President and CEO

Date:		Date:	9/7/06

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